Exhibit 99.1

CONTACT:
InvestorRelations@getcosi.com

Così, Inc. Reports 2016 Period 1 Comparable Restaurant Sales

Boston, MA - February 3, 2016 - Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that estimated system-wide comparable restaurant sales for the 2016 Period 1, as measured for restaurants in operation for more than 15 months, recorded an aggregate decrease of 1.7% as compared to the 2015 Period 1. The breakdown in estimated comparable restaurant sales between Company-owned and Franchise-owned restaurants are as follows:

For the 4 Weeks Ended January 25, 2016
Company- Owned	-0.5%
Franchise	-4.3%
Total System-Wide	-1.7%

Comparable locations are defined as restaurants in operation for more than 15 consecutive months as either Company-owned or Franchise-owned locations. The 13 Hearthstone restaurants were acquired by the Company on April 1, 2015, and are not included in the reported Company-owned estimated comparable restaurant sales. Commencing with the 2015 Period 10, the Company is now disclosing comparable sales for the acquired restaurants separately. For the 2016 Period 1, the Hearthstone locations recorded an aggregate increase in comparable restaurant sales of 3.5% compared to the 2015 Period 1.

"While I am disappointed with the sales results for the period, I am encouraged by three things. First, we are on track with our internal cash projections. We took a very conservative approach in forecasting sales for the period, being mindful of risks, and we are taking steps to mitigate those risks on a daily basis. Second, we continue to see 20-30% of our restaurants growing double digit sales. And third, Boston continues to drive strong positive results month after month," stated RJ Dourney, Cosi's President and CEO.  "Period 2 is off to a strong start, and we are pleased by sales trends we are seeing period-to-date," Dourney went on to say.

Dourney then addressed the franchise comparable sales, stating, "We continue to see strong momentum and a normalized positive trend-line in spite of the period's results.  Our franchisees continue to be focused on driving sales and profitability, and the trend-line reflects the ongoing success of those efforts."

About Così, Inc.
Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Cosi® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 77 Company-owned and 31 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020